EXHIBIT 10.19

                         PROMISSORY NOTE EXTENSION

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, First Mirage, Inc., a Delaware corporation ("Lender"), hereby extends the maturity date of the secured promissory note dated March 1, 2003, in the principal amount of $25, 000 (the "Note"), payable by NMXS.com, Inc., a Delaware corporation ("Borrower"), until December 31, 2003. Lender hereby waives any prior default by the Borrower under the terms of the Note or the Loan Agreement date March 1, 2003, by and between the Lender and the Borrower.

     In furtherance of the extension granted hereby, the Lender hereby grants to the Borrower the option to put to the Lender registered shares of common stock of the Borrower in sufficiently number to reasonably repay all or part of the Note; provided that such options hall not be exercisable by the Borrower unless the Lender has had a reasonable opportunity to exercise warrants pursuant to the Warrant Agreement of even date herewith during such time as the bid price of the common stock of Borrower as quoted on Bloomberg quotation system is at least $0.08 per share and the underlying common stock has been registered for resale.

                                        First Mirage, Inc.

Date:  August 29, 2003                  By /s/ David Rapaport
                                        Its President & General Counsel